CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 27, 2016, relating to the financial statements and financial highlights which appear in the February 29, 2016 Annual Reports to Shareholders of JPMorgan Intermediate Tax Free Bond Fund, JPMorgan Strategic Income Opportunities Fund, JPMorgan Total Return Fund, and JPMorgan Unconstrained Debt Fund (each a separate fund of JPMorgan Trust I) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2017